Exhibit 2(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated March 16, 2007, relating to the statement of assets and liabilities of Alpine Global Premier Properties Fund appearing in Registration Statement No. 333-140770 on Form N-2 in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of Registration Statement No. 333-140770.

/s/ Deloitte & Touche LLP

Milwaukee, WI

April 25, 2007